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Company Contacts:                                    Investor Relations Contacts:
IMPAX Laboratories, Inc.                             Lippert/Heilshorn & Associates, Inc.
Barry R. Edwards, Co-CEO                             Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 289-2220 Ext. 371                              (212) 838-3777
Larry Hsu, Ph.D. President                           Bruce Voss (bvoss@lhai.com)
(510) 476-2000 Ext. 1111                             (310) 691-7100
Cornel C. Spiegler, CFO                              www.lhai.com
(215) 289-2220 Ext. 306
www.impaxlabs.com
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                  IMPAX COMMENTS ON MERCK'S LAWSUIT RELATED TO
                        GENERIC VERSION OF SINEMET(R) CR


Hayward, CA - February 24, 2003- IMPAX Laboratories, Inc. (NASDAQ NM: IPXL) today announced that Merck & Co. Inc. (NYSE: MRK) has filed a lawsuit against the Company in the federal district court in Delaware alleging patent infringement related to IMPAX's filing of an Abbreviated New Drug Application
(ANDA) for a generic version of Sinemet(R)CR tablets.

Sinemet CR is used to treat patients with Parkinsonism, and is exclusively distributed in the U.S. by Bristol-Myers Squibb Company (NYSE: BMY). U.S. sales of Sinemet CR and the currently marketed generic equivalent were approximately $154 million in the 12 months ended December 31, 2002, according to IMS Health data. The FDA accepted for review IMPAX's application to market a generic version of Merck's Sinemet CR in December 2002. IMPAX's submission includes a Paragraph IV certification stating the Company believes its product does not infringe upon Merck's listed Sinemet CR patents.

Barry R. Edwards, Co-Chief Executive Officer of IMPAX Laboratories, commented, "This type of lawsuit is standard practice in the industry and we are not surprised by Merck's action. It has become part of the process in getting these complex generic products to market. We believe our product as formulated does not infringe upon Merck's patents and will provide a safe, effective and economical alternative in the marketplace. We will proceed accordingly to defend our application."

IMPAX has 19 applications pending at the FDA, including three tentatively approved, that address more than $5.8 billion in U.S. branded product sales for the 12 months ended December 31, 2002. Thirteen of these filings were made under Paragraph IV of the Hatch-Waxman Amendments.

IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.


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 "Safe Harbor" statement under the Private Securities Litigation Reform Act of
1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, Impax's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax's ability to successfully develop and commercialize pharmaceutical products, Impax's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.


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